EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of February 17, 2003 by and between Informatic Healthcare Solutions, Ltd., a Delaware C Corporation, (the “Company”), Peninsula Holding Group, Ltd., a Nevada Corporation ( the “Holding Company”), and James T. Kesaris (“Executive”).  This employment agreement supersedes all prior agreements, understandings and/or representations (whether oral or in writing), and shall be a binding agreement adhered to by all parties. The Company, The Holding Company and Executive are hereinafter referred to collectively as the “Parties,” and individually as a “Party.”

RECITALS

A.

The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.

Executive desires to become employed by the Company, and is willing to continue such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.

EMPLOYMENT

.

1.1

The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement beginning February 17, 2003 (the “Start Date”) and continuing for a minimum of five (5) years, and thereafter or until this Agreement is terminated by a Party or the Parties. Notwithstanding anything herein to the contrary, either Party may terminate Executive’s employment under this Agreement at any time, with or without cause, subject to the terms and conditions of Section 4 herein.

1.2

Executive shall have the title of President and Chief Executive Officer of the Company, and shall report to Lilly Beter, President of Peninsula Holdings Group, Ltd.

1.3

Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of the President and Chief Executive Officer, consistent with the Bylaws of the Company and as required by the Holding Company’s Board of Directors and President.

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1.4

The employment relationship between the Parties shall be governed by the policies and practices established by the Holding Company’s Board of Directors, except that when the terms of this Agreement differ from or are in conflict with the Holding Company’s policies or practices, this Agreement shall control.

1.5

Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement in offices located in San Diego or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

1.6

The Executive shall be indemnified by the Company against all liabilities and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel fees) arising from or related in any matter to this Agreement other than any caused by Executive’s intentional misconduct.

2.

LOYAL AND CONSCIENTIOUS PERFORMANCE; NON-COMPETITION

.

During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

2.1

Except with the prior written consent of the Holding Company’s Board of Directors, Executive will not, during his employment by the Company, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the products or proposed products of the Company.

2.2

Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.

COMPENSATION OF EXECUTIVE

.

3.1

The Company shall pay Executive a base salary of $ 180,000 per year (the "Base Salary"), of which is payable as earned in accordance with the Company's payroll policies, when implemented. Executive shall receive an annual pay increase of fifty thousand dollars ($50,000) beginning on the second year of his employment. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year based on the current compensation package to include increases in salary. Executive's compensation may be changed from time to time by mutual agreement of Executive and the Company.

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3.1.1

If the Company does not have sufficient cash flow to fund Executive’s salary on any month during the term of his employment, the Executive shall receive either no pay for that month, or partial pay. In the event that cash flow is not sufficient, the amount of pay received by Executive, if any, shall be determined by Mrs. Lilly Beter, President of Peninsula Holding Group, Ltd. All salary amounts not received by Executive because of insufficient cash flow will not be accrued.

3.2

All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.3

When and if available, and in accordance with the Company’s or Holding Company’s employee benefits policies, Executive shall be entitled to, and the Company will pay 50% of premiums for the health, life and disability benefits package for the Executive and his family (the “Benefits Plan”).  Executive shall also be immediately eligible to participate in the Company’s or Holding Company’s 401(k) or other profit sharing plans under its Benefits Plan package or any other arrangement, which may be in effect from time to time and made available to its executive or key management employees.

3.4

In addition, Company shall have the right to cover the Executive with a fully paid for $5,000,000 key man life insurance policy while Executive is employed by the Company. If upon death of the Executive while employed by Company, the death benefits will be paid to the Company.

3.5

Vacation.  Vacation shall begin to accrue after three (3) weeks of employment.  Executive shall accrue four weeks vacation per year. Vacations are to be taken in periods of no longer than two weeks at a time.  Executive is entitled to “carry over” any accrued vacation that is not exhausted during the year up to a maximum accrual of four weeks’ vacation.  Once Executive accrues a total of four weeks’ vacation, Executive will not accrue additional vacation unless and until Executive take enough vacation to bring Executive below this cap.

3.6

Expenses.  Executive shall be reimbursed for all bona fide expenses incurred in connection with the performance of his duties under this Agreement in accordance with Company policies and limits.

3.7

Equipment.  The Company shall provide Executive a cell phone and any necessary computer equipment; provided, however, that should Executive use the cell phone for purposes other than direct Company business, the Company may require Executive to return said cell phone or reimburse Company for non-business usage.

4.

TERMINATION

.

4.1

Termination for Cause.  The Holding Company may terminate Executive’s employment at any time for “Cause,” as defined below. “Cause” means gross misconduct, gross neglect of duties (including by reason of alcohol or drug dependency), acts involving moral turpitude, conviction of a felony, material breach by Executive of this Agreement that is not substantially cured within thirty (30) business days after receipt of written notice from the Company of such breach, or any act or omission involving fraud, embezzlement or

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misappropriation of any property of the Company by Executive. Executive shall be reimbursed for salary, bonus, royalties, benefits, accrued vacation and equity grant vested through the date of termination, payable no later than five (5) business days from the date of such termination.

4.2

Termination without Cause.  If the Company or Holding Company terminates Executive’s employment without Cause, or in the event of a Change of Control as outlined in Sections 5.1 and 5.2 of this Agreement: (i) the Company shall pay Executive, within five (5) business days after the effective date of such termination, an amount equal to twenty-four  months (24) months Base Pay and non-performance bonuses (“Severance Pay”) based on Executive’s annual base salary, bonuses, accrued vacation, equity grant, and continuation of the Company’s health benefit package for twelve (12) months after the termination date, at the time of termination as outlined in Sections 3.1 through 3.7 of this Agreement, and; (ii) all equity grants accrued as of the termination date shall vest immediately. The Company and the Executive agree that such Severance Pay will be grossed up should United States federal and/or state taxes need to be withheld by the company for the Severance Pay.

4.3

Death or Disability.  In the event of the Executive’s death or “Disability” (as defined below), Executive’s employment with the Company shall terminate effective not less than 30 days after the date of such event.  “Disability” means a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for a period of six consecutive months, or more than 180 days in any eight month period, in the written opinion of a competent physician specializing in such condition selected by the Executive who has personally examined and evaluated Executive’s condition. Executive agrees to submit to appropriate medical examination by such physician at the Company’s expense and that such physician’s determination shall be final. If this Agreement is terminated by Holding Company under this Section 4.3, the Company shall pay Executive or his estate within five (5) days after the effective date of such termination any unpaid salary, bonus, benefits and vacation payments accrued and payable, and any equity grant vested through such effective date, provided that no severance amount shall be payable.

4.4

Termination by Executive.  Executive may terminate this Agreement by giving the Company written notice at least 14 days prior to the effective date of such termination.  If Executive terminates this Agreement the Company shall pay Executive only any unpaid compensation (including any accrued but unpaid vacation pay and non-performance based bonuses) accrued through the effective date of such termination, but Executive shall not be entitled to any Severance Pay.

5.

CHANGE OF CONTROL

5.1

Upon a Change of Control (as hereinafter defined) during the term of the Executive’s employment, the Company agrees that upon the Change of Control the Executive shall be able to exercise all of the equity grants and the Severance Pay the Executive has been granted in the Company, as outlined in Section 4.4 of this Agreement, respectively, as of the Change of Control. For the purpose of this Agreement, Change of Control shall mean the occurrence of any of:

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(i)

the purchase or acquisition of shares of the Holding Company and/or securities (“Convertible Securities”) convertible into shares of the Holding Company or carrying the right to acquire shares of the Holding Company as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act with any such person, group of persons or any of such persons acting jointly or in concert (collectively the “Holders”) beneficially own or exercise control or direction over shares of the Holding Company such that, to cast more than forty (40) percent of the votes attached to all shares in the capital of the Holding Company.

5.2

Approval by the shareholders of the Holding Company of an amalgamation, arrangement, merger or other consolidation or combination of the Company with another corporation(s) pursuant to which the shareholders of the corporation immediately thereafter do not own shares of the successor or continuing corporation which would entitle them to cast more than seventy (70%) percent of the votes attaching to all of the shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation;

(i)

A liquidation, dissolution or winding-up of the Company or
                                               Holding Company; or

(ii)

The sale, lease or other disposition of all or substantially all of the assets of the Company or Holding Company.

6.

CONFIDENTIAL AND PROPRIETARY INFORMATION; NON-SOLICITATION AND NON-COMPETITION

.

6.1

Concurrent with the execution of this Agreement, Executive shall agree to the following Proprietary Rights and Confidentiality Clause/Non-Competition Provision:

6.2

Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques, and business contacts of the Company, (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

6.3

While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contract, client or customer

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of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor, client or customer to or for any other person or business entity; or the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company’s customer, vendor or distributor list.

6.4

Executive agrees and warrants that while employed by Company and for a period of one (1) year after this Agreement is terminated, Executive shall not, directly or indirectly: (a) engage in any business transaction using Confidential and Proprietary Information obtained by Executive while employed by Company, or; (2) enter into any agreement (verbal, written or otherwise), joint venture, merger, vendor relationship, or other business combination or transaction with any other person, business entity, business contact, customer, supplier, affiliate, consultant, agent or representative introduced to Executive through or in connection with Executive’s services to Company (or any company affiliated with or related to Company) which relationship is for the purpose of engaging in business which is similar to or competes with that of Company (and its related and affiliated entities).

7.

ASSIGNMENT AND BINDING EFFECT

.  This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8.

RELEASE OF CLAIMS

.  The Company hereby releases and discharges the Executive and for each of his assigns, heirs, spouse, relatives, trustees, trustors, executors, administrators and representatives, from any and all claims and causes of action which the Company now has or may have arising at a future date as a result of his employment with the Company except those arising from Executive’s intentional misconduct. Company expressly acknowledges and agrees that the Executive would not enter into this Agreement but for the representation and warranty of the Company that they hereby release any and all claims of nature whatsoever, whether statutory or at common law, which the Company may now have or could assert directly or indirectly against the Executive in the future.

9.

INDEMNIFICATION & HOLD HARMLESS

.  The Company agrees to indemnify and hold harmless Executive against any and all losses, causes of action, liabilities, costs, expenses, claims and damages, including all expenses of litigation, reasonable attorney’s fees, and court costs that Company may sustain or become liable for due to injury or death of any person, or breach of contract to any party, arising out of or in connection with, the sale of it’s products and services and or any other products and services developed and distributed in the future, regardless of whether such injuries, death, or damages are caused in whole or in part by the negligence of the Executive.

10.

NOTICES

.  All notices or demands of any kind required or permitted to be given by the Holding Company or Executive under this Agreement shall be given in writing and shall

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be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

10.1

If to the Holding Company: 2424 N. Federal Highway, Suite 160, Boca Raton, Florida 33431.

10.2

If to Executive: 10474 White Birch Drive, San Diego, California, 92131.  Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

11.

CHOICE OF LAW

.  This Agreement is made in Boca Raton, Florida. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

12.

INTEGRATION

.  This Agreement and the Exhibits hereto contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment. This Agreement supersedes and terminates all prior oral and written employment agreements or arrangements between the Parties.

13.

AMENDMENT

.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Holding Company.

14.

WAIVER

.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15.

SEVERABILITY

.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

16.

INTERPRETATION; CONSTRUCTION

.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been reviewed by legal counsel representing the Company, but Executive has been encouraged, and has consulted with his own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17.

REPRESENTATIONS AND WARRANTIES

.  Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution

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and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18.

COUNTERPARTS

.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

19.

ARBITRATION

.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, the Parties agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association (“AAA”) in Boca Raton, Florida under the then existing AAA arbitration rules.  If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not effect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

20.

INJUNCTIVE RELIEF

.  Executive is obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value, so that the loss of such service or violation by Executive of this Agreement, including, but not limited to, the Proprietary Rights and Confidentiality Agreement, could not reasonably or adequately be compensated in damages in an action at law. Therefore, notwithstanding Section 20 herein, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of the Company and successors or assigns to pursue all other legal and equitable rights available to them, the Company shall have the right during Executive’s employment hereunder (or thereafter with respect to obligations continuing after the termination of this Agreement) to compel specific performance hereof by Executive or to obtain temporary and permanent injunctive relief against violations hereof by Executive, including, but not limited to, violations of the Proprietary Rights and Confidentiality Agreement, and, in furtherance thereof, to apply to any court with jurisdiction over the Parties to enforce the provisions hereof.

21.

TRADE SECRETS OF OTHERS

.  It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

22.

ADVERTISING WAIVER

.  Executive agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to

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use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company and/or its affiliates, appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first above written.

Peninsula Holdings Group, Ltd. A Nevada corporation Lilly Beter, President Date	EXECUTIVE James T. Kesaris Date

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